Ex-99.3 a)
                          ANNUAL OFFICER CERTIFICATION

In accordance with the Servicing Agreement, I, the undersigned, hereby certify as to each Mortgage Loan being serviced by Bank of America. N.A. the following:

1. I am a duly authorized officer of Bank of America, N.A. and am empowered and authorized to issue this Annual Certification.

2. All taxes, ground rents and assessments for the Mortgages covered herein have been paid.

3. All insurance premiums for flood or other casualty insurance, and FHA premiums or Private Mortgage premiums on conventional loans have been paid and are in full force.

4. Interest is being paid on escrow in accordance to any laws, regulations, or contracts that require payment of interest on mortgagors' escrow deposit accounts.

5. Analysis has been made to ensure sufficient money was collected in the escrow year.

6. All required interest rate and/or monthly payment adjustments for ARM loans were made in accordance with the mortgage terms, and timely and proper notice was provided to the mortgagors.

7. With respect to FHA Section 221 mortgages that have reached the 20th anniversary of their endorsement, we will assign those mortgages that are eligible for assignment under HUD's special assignment procedures if requested on a loan by loan basis by the investor.

8. We have reported all ninety day delinquencies, completed foreclosures, accepted deed-in-lieu, and reinstated mortgages to the major credit repositories in accordance with our reporting requirements.

9. Property inspections have been made where appropriate.

10. We have complied with the Internal Revenue Service's requirements for reporting the receipt of $600 or more of interest payments (IRS 1098) from a mortgagor, for filing statements for recipients of miscellaneous income (IRS 1099-Misc) to report payments of fees to attorneys for handling liquidation proceedings, and for filing notices of acquisition of abandonment of secured property (IRS 1099-A) to report the acquisition of property by foreclosure or acceptance of a deed-in-lieu or by a mortgagors abandonment of a property.

11. The Fidelity Bond and Errors and Omissions Coverage has been reviewed. All required coverage is in existence and none of our principal officers have been removed from coverage.

12. A viable contingency plan is in place to minimize financial loss and disruptions of service to the institution and its customers, as required by federal regulations.

I FURTHER CERTIFY:

     A. To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the year of 2001 has been conducted in compliance with the Agreement except for such exceptions as I am setting forth below.

         Exceptions (if any):       None

     B. A review of activities with respect to performance under the Agreement has been made under my supervision and to the best of my knowledge, based on such review, no default exists as of 12/31/01 in the fulfillment of any obligations under the Agreement other than the events of default, if any, which I am listing below with the nature and status thereof

         Events of Default (if any):        None

                                              Bank of America, N.A.

                                              /s/ Robert K. Vanderberry
                                              ----------------------------------
                                              Robert K. Vanderberry
                                              Investor Services - Kentucky
                                              Senior Vice President

Ex-99.3 b)

May 6, 2002


Wells Fargo Bank
Corporate Trust Services
7485 New HorizonWay
Frederick, MD 21703

Attn: Sabrenia Maser

RE: Officer's Certificate - Annual Statement of Complaince/Foreclosure and Abandonment IRS Filings

         SAMI 1998-12; 1999-2; 1998-9

Dear Master Servicer:

The undersigned officer certifies the following for Cendant Mortgage Corp. for the 2001 calendar year. To the best of our knowledge:

(a) The activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Wells Fargo.

(b) The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(c) The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(d) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

(e) All real estate taxes, governmental assessments sand any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Wells Fargo;

(f) All Custodial Accounts have been reconciled and are properly funded; and

(g) All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



/s/ Marc J. Hinkle
---------------------------
Officer - Marc J. Hinkle


Vice President - Loan Servicing
-------------------------------
Title

5/06/2002
---------
Date